Exhibit 10.2

MLA No. B0511

MASTER LOAN AGREEMENT

THIS MASTER LOAN AGREEMENT is entered into as of June 17, 2004, between CoBANK ACB (“CoBank”) and SOUTH DAKOTA SOYBEAN PROCESSORS, LLC, Volga, South Dakota (the “Company”).

BACKGROUND

CoBank and the Company (by virtue of the Company having assumed all obligations of South Dakota Soybean Processors to CoBank) are parties to a Master Loan Agreement dated February 26, 2002 (the “Existing Agreement”).  Pursuant to the terms of the Existing Agreement, the parties entered into one or more Supplements thereto.  CoBank and the Company now desire to amend and restate the Existing Agreement and to apply such new agreement to the existing Supplements, as well as any new Supplements that may be issued thereunder.  For that reason and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), CoBank and the Company hereby agree that the Existing Agreement shall be amended and restated to read as follows:

SECTION 1.  Supplements.  In the event the Company desires to borrow from CoBank and CoBank is willing to lend to the Company, or in the event CoBank and the Company desire to consolidate any existing loans hereunder, the parties will enter into a Supplement to this agreement (a “Supplement”).  Each Supplement will set forth the amount of the loan, the purpose of the loan, the interest rate or rate options applicable to that loan, the repayment terms of the loan, and any other terms and conditions applicable to that particular loan.  Each loan will be governed by the terms and conditions contained in this agreement and in the Supplement relating to the loan.  As of the date hereof, the following Supplements are outstanding hereunder and shall be governed by the terms and conditions hereof: (1) the Statused Revolving Credit Supplement dated June 17, 2004 and numbered B051S01G; and (2) the Revolving Term Loan Supplement dated June 17, 2004 and numbered B051T05E.

SECTION 2.  Availability.  Loans will be made available on any day on which CoBank and the Federal Reserve Banks are open for business upon the telephonic or written request of the Company.  Requests for loans must be received no later than 12:00 Noon Company’s local time on the date the loan is desired.  Loans will be made available by wire transfer of immediately available funds to such account or accounts as may be authorized by the Company.  The Company shall furnish to CoBank a duly completed and executed copy of a CoBank Delegation and Wire and Electronic Transfer Authorization Form, and CoBank shall be entitled to rely on (and shall incur no liability to the Company in acting on) any request or direction furnished in accordance with the term thereof.

SECTION 3.  Repayment.  The Company’s obligation to repay each loan shall be evidenced by the promissory note set forth in the Supplement relating to that loan or by such replacement note as CoBank may require.  CoBank shall maintain a record of all loans, the interest accrued thereon, and all payments made with respect thereto, and such record shall, absent proof of manifest error, be conclusive evidence of the outstanding principal and interest on the loans.  All payments shall be made by wire transfer of immediately available funds, by check, or by automated clearing house or other similar cash handling processes as specified by separate agreement between the Company and CoBank.  Wire transfers shall be made to ABA No. 307088754 for advice to and credit of CoBANK (or to such other account as CoBank may direct by notice).  The Company shall give CoBank telephonic notice no later than 12:00 noon Company’s local time of its intent to pay by wire and funds received after 3:00 p.m. Company’s local time shall be credited on the next business day.  Checks shall be mailed to CoBank, Department 167, Denver, Colorado 80291-0167 (or to such other place as CoBank may direct by notice).  Credit for payment by check will not be given until the latter of: (a) the day on which CoBank receives immediately available funds; or (b) the next business day after receipt of the check.

SECTION 4.  Security.  The Company’s obligations under this agreement, all Supplements (whenever executed), and all instruments and documents contemplated hereby or thereby, shall be secured by a statutory first lien on all equity which the Company may now own or hereafter acquire in CoBank and by a first lien (subject only to exceptions approved in writing by CoBank) pursuant to all security agreements, mortgages, and deeds of trust executed by the Company (including those executed by South Dakota Soybean Processors, whose obligations to CoBank have been assumed by the Company) in favor of CoBank, whether now existing or hereafter entered into.  As additional security for those obligations, the Company agrees to grant to CoBank, by means of such instruments and documents as CoBank shall require, a first lien on such of its other assets, whether now existing or hereafter acquired, as CoBank may from time to time require, including an Assignment of project Documents Agreement in form and substance satisfactory to CoBank.

SECTION 5.  Conditions Precedent.  CoBank’s obligation to extend credit under the initial Supplement hereto is subject to the receipt by CoBank of a duly executed copy of this agreement and all instruments and documents contemplated hereby.  CoBank’s obligation to extend credit under each Supplement is subject to the condition that CoBank receive, in form and substance satisfactory to CoBank: (a) a duly executed copy of the Supplement and all instruments and documents contemplated thereby; (b) such certified board resolutions, evidence of incumbency, and other evidence as CoBank may require that the Supplement, all instruments and documents executed in connection therewith, and (in the case of the initial Supplement hereto) this agreement and all instruments and documents executed in connection herewith, have been duly authorized and executed; (c) all fees and other charges provided for herein or in the Supplement; and (d) such evidence as CoBank may require that CoBank has, as of the date of the Supplement, a duly perfected first priority lien on all security for the Company’s obligations.  In addition, CoBank’s obligation to extend or to continue to extend credit under each Supplement is subject to the Company being in compliance with the terms of this agreement, the Supplements, and all security and other instruments and documents related hereto or thereto (collectively, at any time, the “Loan Documents”).

SECTION 6.  Representations and Warranties.  The execution by the Company of each Supplement shall constitute a representation and warranty to CoBank that: (a) each representation and warranty and all information set forth in any application or other document submitted in connection with, or to induce CoBank to enter into, such Supplement, is correct in all material respects as of the date of such Supplement; (b) the Loan Documents do not conflict with any other agreement to which the Company is a party or with any provision of the Company’s bylaws, articles of incorporation or other organizational documents; (c) the Company is in compliance with all of the terms of the Loan Documents (including, without limitation, Section 7(a) of this agreement on eligibility to borrow from CoBank); and (d) the Loan Documents create legal, binding, and enforceable obligations of the Company, except as enforceability may be limited by bankruptcy and similar laws affecting creditors’ rights generally.

SECTION 7.  Affirmative Covenants.  Unless CoBank otherwise consents in writing, while this agreement is in effect, the Company agrees to: (a) maintain its status as an entity eligible to borrow from CoBank and its existence and good standing in the jurisdiction of its incorporation or formation; (b) qualify and remain qualified to transact business wherever such qualification is required and obtain and maintain all licenses, certificates, permits, and like authorizations which are material to its businesses or required by law, rule, regulation, code, orders or the like (collectively, “Laws”); (c) comply in all material respects with all applicable Laws, including all environmental Laws and all Laws relating to any patron or member investment program that the Company may have; (d) cause all persons occupying or present on any property of the Company to comply in all material respects with all environmental laws; (e) maintain insurance with companies satisfactory to CoBank in such amounts and covering such risks as an customarily carried by companies engaged in the same or similar business and similarly situated, and make such increases in the amount or type of coverage as CoBank may request; (f) cause all policies covering any collateral provided for herein or in any Supplement to have loss payable clauses or endorsements in form and content acceptable to CoBank; (g) maintain its property in good working condition, ordinary wear and tear excepted; (h) keep books of account in accordance with generally accepted accounting principles (“GAAP”) consistently applied; (i) permit CoBank or its agents to inspect the Company’s properties, books, and records, and to discuss the Company’s affairs, finances, and accounts with its directors, employees, and independent certified public accountants; (j) purchase such equity in CoBank as CoBank may from time to time require in accordance with its bylaws (except that the maximum amount of equity which the Company may be required to purchase in connection with any loan may not exceed the amount permitted by the bylaws at the time the Supplement relating to that loan is entered into or such loan is renewed or refinanced by CoBank); (k) have an excess of current assets over current liabilities (both as determined in accordance with GAAP consistently applied) of not less than $5,000,000.00 at the end of each period for which financial statements are required to be furnished pursuant to Section 8 hereof through and including August 2004, and of not less than $6,000,000.00 at the end of each such period thereafter, except that in determining current assets, any amount available under the Revolving Term Loan Supplement hereto may be included, and except that in determining current liabilities, any outstanding principal balance under the Statused Revolving Credit Supplement hereto shall be included; (l) have at the end of each fiscal year of the Company a “Debt Service Coverage Quotient” (as defined below) of not less than 1.2 to 1; (m) pay or cause to be removed by the initiation of legal proceedings or otherwise, within sixty (60) days after notice from CoBank, any lien on the Improvements or Property subject to any security document unless said lien is covered by insurance or bond; and (n) comply with and keep in effect all permits and approvals obtained from any governmental bodies that relate to the lawful construction of the Improvements, as well as with all existing and future laws, regulations, orders and requirements of all governmental, judicial or legal authorities having jurisdiction over the Property or Improvements, and with all recorded restrictions affecting the Property. For purposes of subsection (1) above, “Debt Service Coverage Quotient” shall mean the following (all as calculated for the most current year end in accordance with GAAP consistently applied, except as otherwise specifically indicated): (i) net income (after taxes) plus depreciation and amortization, minus non-cash patronage income, minus cash patronage paid or scheduled to be paid, based on the most recent prior fiscal year, minus extraordinary gains (plus losses); divided by (ii) all principal payments due within one year on all long-term debt as of the prior fiscal year-end, but in no event including any current portion of the Statused Revolving Credit Supplement hereto.

SECTION 8.  Reporting Covenants.  Unless CoBank otherwise consents in writing, while this agreement is in effect, the Company agrees to furnish to CoBank:

(a)           Annual Financial Statements. Within 120 days after the end of each fiscal year of the Company occurring during the term hereof: (i) annual financial statements prepared in accordance with GAAP consistently applied and audited by independent certified public accountants selected by the Company and acceptable to CoBank; and (ii) a report of such accountants on such statements containing an opinion acceptable to CoBank.

(b)           Interim Financial Statements. Within 45 days after the end of each month (other than the last month in each fiscal year), a balance sheet, a statement of income for such month and for the period year to date, and such other monthly statements as CoBank may specifically request, all prepared in reasonable detail and in form and substance satisfactory to CoBank.

(c)           Notice of Default. Promptly after becoming aware thereof, notice of the occurrence of a default or of any event which with the giving of notice and the passage of time would become a default hereunder.

(d)           Notice of Litigation, Environmental Matters, Etc. Promptly after becoming aware thereof:  (i) notice of the commencement of all actions, suits, or proceedings affecting the Company which, if determined adversely to the Company, could have a material adverse effect on the Company; and (ii) notice of the receipt of all pleadings, orders, complaints, indictments, or any other communication alleging a condition that may require the Company to undertake or to contribute to a cleanup or other response under environmental Laws, or which seek penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such Laws, or which claim personal injury or property damage to any person as a result of environmental factors or conditions.

(e)           Bylaws and Articles. Promptly after any change in the Company’s bylaws or articles of incorporation (or like documents), copies of all such changes, certified by the Company’s Secretary.

(f)            Other Information. Such other information as CoBank may from time to time request.

SECTION 9.  Negative Covenants.  Unless CoBank otherwise consents in writing, while this agreement is in effect, the Company will not: (a) create, assume or allow to exist any indebtedness or liability for borrowed money or for the deferred purchase price of property or services (including capitalized leases not otherwise permitted hereunder), except for indebtedness to CoBank, indebtedness under the Company’s member or patron investment program (provided such indebtedness is expressly stated to be subordinated to all indebtedness to CoBank), indebtedness to any local, state or federally sponsored developmental agencies in an aggregate principal amount not to exceed $1,000,000.00, but no extensions and refinancings thereof, miscellaneous indebtedness not to exceed $500,000.00 at any one time outstanding, indebtedness to Urethane Soy Systems Company’s shareholders in an aggregate principal amount not to exceed $2,673,000.00, but no extensions and refinancings thereof, accounts payable to trade creditors; and current operating liabilities (other than for borrowed money) incurred in the ordinary course of business; (b) grant, assume or allow to exist any security interest, mortgage, deed of trust or other consensual lien on any of its property, except liens in favor of CoBank, liens in existence on the date hereof in favor of any local, state or federally sponsored developmental agencies to secure indebtedness permitted hereunder, liens securing miscellaneous indebtedness permitted under subsection (a) above; and liens in existence on the date hereof in favor of Urethane Soy Systems Company’s shareholders to secure indebtedness permitted hereunder, (c) allow to exist any non-consensual or statutory liens that secure obligations that are past due or any judgment liens; unless said liens are subject to and covered by insurance or bonds or are being contested by the Company in legal proceedings or on appeal; (d) merge or consolidate with any other entity, or form or create any new subsidiary, or purchase all or a material part of the assets of any person or entity, or commence operations under any other name or organization; (e) sell, lease, or otherwise dispose of any assets, except in the ordinary course of business; (f) lend money or otherwise extend credit, except for trade credit extended in the ordinary course of business; (g) assume, guarantee, or otherwise become liable (directly or indirectly) for the debts of another; (h) engage in any business activities substantially different from the Company’s present business activities; (i) declare or pay any dividends or retire capital equities or other written notices of allocation, or make any other distribution or allocation of its earnings, surplus or assets to any holder of stock, allocated equities or other written notices of allocation, except that the Company may distribute earnings annually in the form of cash value-added payments and qualified written notices of allocation, so long as the Company is operating on a profitable basis and is in full compliance with all loan covenants, and such written notices constitute equity and not debt; (j) create, incur, assume, or permit to exist any obligation as lessee except (1) operating leases for the rental or hire of any real or personal property (excluding railroad cars) which do not in the aggregate require the Company to make scheduled payments to the lessors in any fiscal year of the Company occurring during the term hereof in excess of $350,000.00, (2) leases which should be capitalized in accordance with GAAP for the rental or hire of any real or personal property which do not in the aggregate require the Company to make scheduled payments to the lessors in any fiscal year of the company occurring during the term hereof in excess of $200,000.00, (3) leases for the rental or hire of up to 400 tanker and/or hopper railroad cars under terms and conditions acceptable to CoBank (4) other leases of railroad cars with original maturities of less than 18 months, at the Company’s discretion, and (3) leases of soybean oil storage tank space with aggregate annual payments not to exceed $400,000.00; or (1) purchase or install any materials, equipment, fixture, or articles of personal property of the Company placed in the Improvements if such shall be covered under any security agreement or other agreement where the seller reserves or purports to reserve title or the right of removal or repossession, or the right to consider them personal property after their incorporation in the work of construction, unless authorized by CoBank in writing, except in support of financing permitted under Sections 9(a) and 9(j).

SECTION 10.  Events of Default.  The Company shall be in default hereunder if any of the following occur: (a) any payment required to be made hereunder or under any Supplement is not made when due; (b) any representation or warranty made or deemed made by the Company herein or in any other Loan Document shall prove to have been false or misleading in any material respect on the date made or deemed made; (c) the Company should fail to comply with Subsection (7)(a) through (7)(i) hereof or Subsections 8(a), (b), (e), and (f) hereof or any reporting covenant set forth in any Supplement hereto, and such breach continues for 15 days after written notice thereof shall have been given to the Company; (d) any other covenant or agreement set forth herein or in any other Loan Document is breached or the Company uses the proceeds of any loan for any unauthorized purpose; (e) the Company should breach or be in default under any other agreement between the Company and CoBank; (f) the Company should fail to pay when due any indebtedness to any other person or entity for borrowed money or any long-term obligation for the deferred purchase price of the property (including any capitalized lease), or any other event occurs which constitutes or would, with the giving of notice and/or the passage of time, constitute a default under any agreement relating to such indebtedness or obligation; (g) the Company becomes insolvent or does not pay its debts as they come due or suspends its business operations or a material part thereof or makes an assignment for the benefit of creditors or commences or has commenced against it any proceeding for the appointment of a receiver, trustee, or other custodian for it or any of its property or any proceeding under any bankruptcy, reorganization, dissolution, or similar law; and (h) any material adverse change occurs in the Company’s financial condition, results of operation, or ability to perform its obligations to CoBank under this agreement and the other Loan Documents.

SECTION 11.  Remedies.  Upon the occurrence of a default or of any event which with the giving of notice and the passage of time would become a default hereunder, CoBank shall have no obligation to continue to extend credit to the Company and may discontinue doing so at any time without prior notice. In addition, upon the occurrence of each and every default hereunder, CoBank may, upon notice to the Company: (a) terminate any commitment; (b) declare the unpaid principal of the loans, all accrued interest thereon, and all other amounts payable under this agreement and the other Loan Documents to be immediately due and payable (whereupon the same shall become immediately due and payable without presentment, demand, or further notice of any kind, all of which are hereby waived); (c) proceed to protect, exercise, and enforce such rights and remedies as may be provided by agreement or under Law; (d) apply all payments received by CoBank to the Company’s obligations in such order and manner as CoBank may elect; and (e) hold and/or set off and apply against the Company’s obligations to CoBank, the proceeds of any equity in CoBank, any cash collateral held by CoBank, or any balances held by CoBank for the Company’s account (whether or not such balances are then due). The Company acknowledges that each and every one of CoBank’s rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of CoBank to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or future exercise thereof or the exercise of any other right or remedy.

In addition to the rights and remedies set forth above: (i) if the Company fails to purchase any equity in CoBank when required or fails to make any payment to CoBank when due, then at CoBank’s option in each instance, such payment shall bear interest from the date due to the date paid at 4% per annum in excess of the rate(s) of interest that would otherwise be in effect on that loan; and (ii) after the maturity of any loan (whether as a result of acceleration or otherwise), the unpaid principal balance of such loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 4% per annum in excess of the rate(s) of interest that would otherwise be in effect on that loan. All interest provided for herein shall be payable on demand and shall be calculated on the basis of a year consisting of 360 days.

SECTION 12.  Broken Funding Surcharge.  Notwithstanding any provision contained in any Supplement giving the Company the right to repay any loan prior to the date it would otherwise be due and payable, the Company agrees that in the event it repays any fixed rate balance prior to its scheduled due date or prior to the last day of the fixed rate period applicable thereto (whether such payment is made voluntarily, as a result of an acceleration, or otherwise), the Company will pay to CoBank a surcharge in an amount which would result in CoBank being made whole (on a present value basis) for the actual or imputed funding losses incurred by CoBank as a result thereof. Notwithstanding the foregoing, in the event any fixed rate balance is repaid as a result of the Company refinancing the loan with another lender or by other means, then in lieu of the foregoing, the Company shall pay to CoBank a surcharge in an amount sufficient (on a present value basis) to enable CoBank to maintain the yield it would have earned during the fixed rate period on the amount repaid. Such surcharges will be calculated in accordance with methodology established by CoBank (a copy of which will be made available to the Company upon request).

SECTION 13.  Other Types of Credit.  From time to time, CoBank may issue letters of credit or extend other types of credit to or for the account of the Company. In the event the parties desire to do so under the terms of this agreement, such extensions of credit may be set forth in any Supplement hereto and this agreement shall be applicable thereto.

SECTION 14.  Miscellaneous.  The Loan Documents are intended by the parties to be a complete and final expression of their agreement. No amendment, modification, or waiver of any provision nor any consent to any departure therefrom, shall be effective unless in writing and signed by CoBank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which granted. In the event this agreement is amended or restated, each such amendment and restatement shall be applicable to all Supplements hereto. This agreement shall continue in effect until all indebtedness or obligations of the Company shall have been paid, CoBank has no further commitment to extend credit to or for the account of the Company under any Supplement, and either party furnishes notice of termination to the other. Except to the extent governed by applicable federal law, this agreement and cash Supplement shall be governed by the haws of the State of Colorado, without reference to choice of law doctrine. Any provision of this agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent thereof without invalidating the remaining provisions hereof or thereof. The Loan Documents shall be binding upon and inure to the benefit of the Company and CoBank and their respective successors and assigns, except that the Company may not assign or transfer its rights or obligations under the Loan Documents without the prior written consent of CoBank.

SECTION 15.  Notices.  All notices provided for herein shall be in writing (including facsimile) and shall be mailed or delivered to the Following addresses or facsimile numbers or to such other address or facsimile number as either party may specify by notice to the other: (a) If to CoBank, to Attention: Credit Information Services, P.O. Box 5101, Denver, Colorado 80217, Fax No: (303) 224-6101; and (b) if to the Company, to Attention: President, 100 Caspain Ave., Volga, South Dakota 57071, Fax No: (605) 627-5869.

SECTION 16.  Taxes and Expenses.  To the extent allowed by law, the Company agrees to pay all reasonable out-of-pocket costs and expenses (including the fees and expenses of counsel retained by CoBank) incurred by CoBank in connection with the origination, administration, collection, and enforcement of this agreement and the other Loan Documents, including, without limitation, all costs and expenses incurred in perfecting, maintaining, determining the priority of; and releasing any security for the Company’s obligations hereunder or under any Supplement and any stamp, intangible, transfer, or similar tax payable in connection with this agreement or any other Loan Document.

SECTION 17.  Notice of Completion.  The Company irrevocably appoints CoBank as the Company’s agent to file of record any notice of completion, cessation of labor or any other notice that CoBank deems necessary to file to protect any of the interests of CoBank. CoBank,  however, shall have no duty to make such filing.

SECTION 18.  Signs and Publicity.  At CoBank’s request, the Company will allow CoBank to post signs on the Property at the construction site for the purpose of identifying CoBank as the “Construction Lender”. At the request of CoBank, the Company will use its best efforts to identify CoBank as the construction lender in publicity concerning the project.

SECTION 19.  Cooperation.  The Company will cooperate at all times with CoBank in bringing about the timely completion of the Improvements, and the Company will resolve all disputes arising during the work of construction in a manner which will allow work to proceed expeditiously.

IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their duly authorized officers as of the date shown above.

COBANK, ACB		SOUTH DAKOTA SOYBEAN PROCESSORS, LLC
By:	/s/ Teresa L.	By:	/s/ Rodney Christianson

Title:	Assistant Corporate Secretary	Title:	Chief Executive Officer